EXHIBIT 99.1

SAVE THE WORLD AIR, INC. D/B/A STWA

ANNOUNCES CORPORATE NAME CHANGE TO QS ENERGY, INC.

QS Energy Inc. and QSEP stock symbol reflect broader corporate mission within global energy sector

SANTA BARBARA, Calif., August 11, 2015 – STWA (the “Company”) (OTCQX: ZERO), a developer of integrated technology solutions for the energy industry, today announced that it has changed its corporate name to QS Energy, Inc., and its stock symbol from “ZERO” to “QSEP” (OTCQX: QSEP), effective immediately. The updated name and stock symbol reflect the Company’s enhanced focus on improving operational efficiencies for the global energy infrastructure through its technology offerings, as well as its recently enacted strategy of acquiring accretive and synergistic, undervalued industry assets through its wholly-owned subsidiary, QS Energy Pool.

Greggory Bigger, QS Energy Chief Executive Officer and Chairman, commented, “We have expanded our corporate mission in order to capitalize on the realignment currently impacting the energy sector, by solidifying our position as a leading developer of technology for the efficient and safe transport of petroleum products. We are aggressively pursuing parallel growth strategies of 1) accelerated commercialization of our Applied Oil Technology and Joule Heat flow assurance technologies, and 2) further enhancing shareholder value through the acquisition of complementary entities or product lines through our special purpose vehicle, QS Energy Pool. Our new corporate identity, QS Energy, Inc., and new stock symbol, QSEP, more effectively represent this exciting new phase of the Company’s growth trajectory. QS refers to ‘quick strike,’ a philosophy that has become fundamental to our strategy on both fronts as we move from the lab to the field with our existing product portfolio, and pursue accretive and synergistic acquisitions. Every member of our team remains committed to building a long-term, sustainable business, and to generating value for our shareholders.”

The Company’s common stock has been assigned a new CUSIP number of 74736R106 in connection with the name change. Outstanding stock certificates will not be affected by the name change, nor will they need to be exchanged. All stock trading, filings and market-related information will be reported under the new corporate name and trading symbol.

Mr. Bigger continued, “Given the extraordinary oil & gas production upcycle and recent drastic downward pressure on spot oil prices, the current energy market environment has created a ‘perfect storm’ of events for QS Energy whereby there are potentially immediate and expanded opportunities to leverage our proprietary viscosity reduction technologies and sector expertise for global deployments, which could thereby lead to substantial revenue generation for our Company. There is an increasing need to optimize the efficiency and safety of transporting petroleum products, and this trend supports the ongoing commercialization of our Applied Oil Technology and Joule Heat systems, both of which are in active beta deployments for major North America shale formations. Through our industry partnerships and in conjunction with intensive benchmark testing by the renowned Southern Research Institute, we are further optimizing our solutions to provide additional, significant benefits to both the upstream and midstream sectors through viscosity reduction and improved flow rates.”

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Applied Oil Technology

QS Energy’s Applied Oil Technology™ (AOT™) is a patent-protected hardware system developed in partnership with Temple University, and designed to reduce the viscosity of crude oil transported via pipeline through the principles of eletrorheology. Extensive laboratory testing and multiple field deployments have proven AOT’s benefits for the energy space, including increased flow rates, lower pump station power consumption, and improved safety margins due to reduced pipeline operating pressure. The Company is also currently testing to confirm reduction of wax deposition among other benefits. AOT’s viscosity reduction capabilities lower operational costs and improve feedstock transportation efficiencies, which is especially critical today given the over 50% drastic decrease in the price of oil from roughly one year ago.

QS Energy has conducted multiple analyses in conjunction with various partners that prove the financial benefits of AOT stemming from reduced viscosity for petroleum pipelines. Recent, preliminary analysis for a major Persian Gulf pipeline, for example, suggests that AOT can decrease crude oil viscosity by 20-25%, thereby increasing pipeline capacity by 400,000-500,000 barrels per month. Even assuming a conservative viscosity reduction figure of 15%, pro forma analysis demonstrates an annual benefit for the operator, net of AOT operating costs, in excess of $5 million. The value of increased pipeline throughput is based on an estimate of value added to operations calculated on a tolling fee or effective-tariff basis. Typical rates or tariff fees charged by global pipeline operators range from approximately $2.00-$3.00 per barrel. A projected 20-25% decrease in viscosity provided by AOT would lead to gross benefit for the operator of $560,000-$700,000 per month, or $6.7-$8.4 million annually.

Mr. Bigger continued, “Analysis indicates that deployment of AOT on crude oil pipelines directly increases toll rate revenues, thereby leading to higher profit margins for operators through improved throughput and increased pipeline capacity stemming from the technology’s reduction of feedstock viscosity. These improved operational efficiencies will result in immediate and substantial financial benefits for companies utilizing AOT. As energy industry entities increasingly look to streamline their operations and boost their revenues given downward trending oil prices, we expect to commercialize AOT through global deployments, potentially leading to significant value creation for our shareholders.”

Joule Heat

The Company’s second major technology offering, Joule Heat™, is a solution to transportation challenges posed by heavy, waxy feedstock and cold weather environments. QS Energy is establishing itself as an innovator for the pipeline heater market through Joule Heat, further diversifying its flow assurance product suite. Developed entirely in-house by the Company’s engineering team, Joule Heat increases the internal temperature of pipelines by applying an electric current directly to crude oil within an ASME-certified pressure vessel. Unlike existing trace heating systems, which do not efficiently transfer heat to feedstock, Joule Heat increases oil temperature uniformly without interrupting flow through its application of a direct electric field to oil. Preliminary testing suggests that Joule Heat will operate at approximately 100% better efficiency rates than existing trace heating technologies.

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QS Energy has undergone extensive restructuring as it continues to focus on, and make great strides towards the commercialization of its cutting-edge viscosity reduction technologies. Under the leadership of Mr. Bigger and the Board of Directors, the Company has reduced its operating overhead, expanded its product portfolio, and engaged in multiple deployment agreements for both AOT and Joule Heat.

QS Energy Pool

QS Energy has initiated the first step of its mergers & acquisitions plan as it looks to acquire complementary entities or product lines that will drive future shareholder value through its special purpose vehicle, QS Energy Pool. The exploration & production (“E&P”) and oilfield services industries are incredibly capital intensive, and the recent surge in global oil & gas production has seen these industries to be even more so. The majority of the uptick in production stems from unconventional drilling and completions to extract petroleum products from both shale and tight sand formations. Onshore wells drilling these formations typically cost anywhere form 3X to 6X that of traditional, conventional wells, depending upon the depth of the drill and length of the lateral. To support this activity and take advantage of the recent oil boom, many small to mid-sized E&P companies have overleveraged their balance sheets to a significant degree with costly debt, with the strategy to receive payoff through production over time. The drastic decrease in global oil prices, or correction of commodities values, has put tremendous pressure on these companies as the payoff through production has not been realized. Further, given the decrease in revenues for these operators, many find themselves unable to pay off their expensive debt, and to the point where companies with excellent producing assets and good cash flow file for bankruptcy at an alarming rate.

QS Energy Pool was created to take advantage of today’s unique market conditions by way of identifying and acquiring these drastically undervalued assets, and to significantly benefit QS Energy and its shareholders in the short term. The M&A strategy will target the acquisition of companies or technologies that can be leveraged for the deployment and enhancement of AOT and Joule Heat, and that can lead to more immediate revenue generation.

Mr. Bigger concluded, “QS Energy’s dual growth strategy is to deploy its flow assurance solutions globally and to acquire undervalued operating companies, technologies, and oil & gas assets. Our M&A plan was enacted in an effort to provide income and revenue that is synergistic with our current operations. The name QS Energy, Inc. better represents this bifurcated go-forward plan.”

For further information about QS Energy, Inc., visit www.QSEnergy.com, read our SEC filings at http://ir.stockpr.com/qsenergy/all-sec-filings and subscribe to Email Alerts at http://ir.stockpr.com/qsenergy/email-alerts to receive company news and shareholder updates.

Safe Harbor Statement:

Some of the statements in this release may constitute forward-looking statements under federal securities laws. Please visit the following link for our complete cautionary forward-looking statement: http://www.QSEnergy.com/site-info/disclaimer

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QS Energy

QS Energy, Inc. (OTCQX: QSEP) provides the global energy industry with patent-protected industrial equipment designed to deliver measurable performance improvements to crude oil pipelines. Developed in partnership with leading crude oil production and transportation entities, QS Energy’s high-value solutions address the enormous capacity inadequacies of domestic and overseas pipeline infrastructures that were designed and constructed prior to the current worldwide surge in oil production. In support of our clients’ commitment to the responsible sourcing of energy and environmental stewardship, QS Energy combines scientific research with inventive problem solving to provide energy efficiency ‘clean tech’ solutions to bring new efficiencies and lower operational costs to the upstream, midstream and gathering sectors. More information is available at: www.QSEnergy.com.

Company Contact	Investor Relations & Media Contact
QS Energy	Jay Morakis
Tel: +1 805 845-3581	M Group Strategic Communications
E-mail: investor@QSEnergy.com	Tel: +1 212 266 0191
E-mail: jmorakis@mgroupsc.com

Source: QS Energy, Inc.

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